Exhibit 10.1

RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement (the “Agreement”) is made between James D. Cochran (“Executive”) and DCT Industrial Trust Inc. (the “Company”; together with Executive, the “Parties,” and each of which, a “Party”).

WHEREAS, the Parties entered into an employment agreement dated July 21, 2006, which has subsequently been amended as of December 18, 2007 and December 19, 2008 (together, the “Employment Agreement”) which, among other things, specifies a three-year term for the Employment Agreement (the “Term”);

WHEREAS, the Parties have mutually agreed that they do not wish to extend the Executive’s period of employment beyond the Term and the Executive has expressed his desire to resign as of September 15, 2009;

WHEREAS, notwithstanding any terms to the contrary contained in the Employment Agreement, the Company is nevertheless prepared to provide to the Executive the separation pay and benefits described in Section 5.2(b) of the Employment Agreement as if the Executive’s resignation were a resignation with Good Reason under the terms of the Employment Agreement (the “Termination Benefits”), subject to the Executive’s execution and non-revocation of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1. Resignation of Employment. The Executive is resigning from his employment with the Company as its President and Chief Investment Officer as of the close of business on September 15, 2009 (the “Resignation Date”). The Executive confirms that he is resigning from any and all other positions that he holds with the Company as an officer, director or otherwise effective on the Resignation Date. The Executive further confirms that he is resigning from any and all positions that he may hold with any affiliate of the Company effective on the Resignation Date.

2. Non-Contingent Payments. No later than 30 days following the Resignation Date, the Company will pay the following to the Executive, regardless of whether he agrees to the terms of this Agreement: (a) all of the Executive’s Annual Salary (as that term is defined in the Employment Agreement) accrued through the Resignation Date; (b) all vested benefits accrued through the Resignation Date, if any, under the terms of any employee benefit plans applicable to Executive; (c) reimbursement for any and all reasonable business expenses incurred by the Executive prior to the Resignation Date pursuant to the terms of the Company’s expense reimbursement policy; and (d) Executive’s accrued but unused vacation time.

3. Termination Benefits. Provided that the Executive executes and does not revoke this Agreement in accordance with the terms of Section 12, below, the Company shall provide the following pay and benefits to the Executive:

(a) Termination Pay. On the date in accordance with Section 4, below, the Company shall pay the Executive the following in a lump sum:

(i) a cash payment equal to $350,000, less applicable deductions and withholdings as required by law, which constitutes 100% of the Executive’s annual salary as in effect as of the Resignation Date,

(ii) a cash payment equal to $350,000, less applicable deductions and withholdings as required by law, constituting 100% of the Executive’s target bonus for 2009, and

(iii) a cash payment equal to $247,397.25, less applicable deductions and withholdings as required by law, which constitutes the Executive’s target bonus for 2009 multiplied by a fraction (i) the numerator of which is the number of days in the year up to and including the Resignation Date (258) and (ii) the denominator of which is 365.

(b) Health Coverage Continuation. Provided that the Executive elects to continue his health coverage to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Company will provide the Executive with such continuing coverage under the Company’s group health plans as the Executive would have received under his Employment Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits) for a period of up to 18 months from the Resignation Date (the “COBRA Coverage Period”). Upon the expiration of the COBRA Coverage Period, the Company shall make a payment to the Executive such that the net amount paid to the Executive (after being grossed up to offset applicable withholdings as required by law) is equal to six (6) times the Company’s share of the monthly group health plan premium then in effect; and

(c) Lapse of Stock Vesting Conditions and Restrictions. On the later of the Resignation Date or the Effective Date, any vesting conditions on any grant under the Company’s 2006 Amended and Restated Long-Term Incentive Plan (“LTIP”) or any other grant of restricted stock, stock options or other equity awards made to the Executive during the Term shall lapse and the Executive shall be fully vested in any such grants or awards, except with respect to the Executive’s award under the Company’s 2006 Outperformance Program, which award shall be forfeited in its entirety as of the Resignation Date.

4. Section 409A. The Company has determined that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”). Because the Termination Pay referenced in Section 3(a) above will be considered deferred compensation subject to Section 409A of the Code, such payments shall not be payable until the date that is the earlier of (a) six months and one day after the Resignation Date, or (b) the Executive’s death. Any payments delayed pursuant to this Section 4 shall bear interest during the period of such delay at a rate of interest equal to the short-term applicable federal rate for annually compounding obligations for purposes of Section 1274(d) of the Code, as amended, or any successor provision, for the month in which such payment otherwise would have been paid.

5. Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6. Mutual Release.

(a) By the Executive

Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Company Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Company Releasees. This release includes, without implication of limitation, the complete release of all Claims of or for: breach of express or implied contract (including, but not limited to the Employment Agreement); wrongful termination of employment, whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and Colorado Revised Statutes 23-34-402 (Discriminatory or Unfair Employment Practices); defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all claims related to Executive’s employment by the Company and the termination of his employment; provided that nothing in this Section 6 shall be understood to constitute a release by the Executive of his rights (a) to indemnification or directors and officers liability insurance coverage, if any, as set forth in Section 3.7 of the Employment Agreement; or (b) under this Agreement.

Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which Executive signs this Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

(b) By the Company

The Company irrevocably and unconditionally releases and forever discharges the Executive and his successors, heirs, assigns, executors, administrators and/or estate (collectively referred to as the “Executive Releasees”) generally from all Claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against any or all of the Executive Releasees that directly or indirectly arise out of, relate to or concern acts or omissions reasonably taken or not taken in good faith by the Executive in the course of his employment with the Company

7. Restrictive Covenants. Executive hereby reaffirms his continuing obligations pursuant to Section 6 of the Employment Agreement which are incorporated herein by reference (collectively, the “Restrictive Covenants”) and which remain in full force and effect regardless of whether the Executive enters into this Agreement.

8. Return of Property. Executive agrees that, no later than the Resignation Date, he will return or delete to the extent it cannot be returned all Company property that is in his possession, custody or control, including, without limitation, computer equipment, software, cellular telephones, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or customer and client relationships (in the latter two cases, actual or prospective), no later than the date when this Agreement becomes effective. Notwithstanding the foregoing, it is understood and agreed that the Executive may keep the Blackberry that was provided to him by the Company during his employment, except that the Company will cease paying for any fees or service associated with the Blackberry as of the Resignation Date.

9. Non-Disparagement. Executive will refrain from making any disparaging statements, taking any actions, or conducting himself in any way that adversely affects the reputation or goodwill of the Company and/or its affiliated entities and the current and former officers, directors, shareholders, employees and agents of any of them. The Company agrees that it will instruct those of its directors and officers who are aware of the existence and terms of this Agreement not to make any disparaging statements, take any actions or conduct themselves in any way that adversely affects your reputation or goodwill. The non-disparagement obligations shall not in any way affect the obligation of the Executive or of the Company officers or directors to testify truthfully in any legal proceeding.

10. Future Cooperation. Executive agrees to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section 10 to require Executive to make himself available to an extent that would unreasonably interfere with full-time employment responsibilities that he may have. Executive agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls him as a witness. The Company shall also reimburse Executive for any pre-approved reasonable business travel expenses that he incurs on the Company’s behalf as a result of his litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. Executive further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Company Releasees or that is undertaking any investigation or review of any of the Company Releasees’ activities or practices; provided, however, that Executive may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the Colorado Department of Labor & Employment. Notwithstanding the foregoing, this provision shall not apply to the extent that Executive’s breach of this Agreement consists of initiating a legal action in which he contends that the release set forth in Section 10 is invalid, in whole or in part, due to the provisions of 29 U.S.C. §626(f).

11. Termination of Termination Benefits. Executive acknowledges that his right to the Termination Benefits is conditional on his compliance with the terms of this Agreement and the Restrictive Covenants. In the event that Executive fails to comply with any of the terms of this Agreement or the Restrictive Covenants, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or recoup the Termination Benefits set forth in Section 3 of this Agreement. The termination or recoupment of those payments in the event of such breach by the Executive shall not affect the ongoing applicability of the terms of this Agreement or the Restrictive Covenants.

12. Time for Consideration; Effective Date. Executive acknowledges that he has been advised to consult with an attorney before signing this Agreement. Executive has the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, he must return a signed original of this Agreement so that it is received by Stephen K. Schutte, Senior Vice President & General Counsel at or before the expiration of this twenty-one (21) day period. If Executive signs this Agreement within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Executive acknowledges and agrees that any changes or modifications to this Agreement shall not restart or in any way affect the original twenty-one (21) day consideration period. For a period of seven (7) days from the day of his execution of this Agreement, Executive shall retain the right to revoke this Agreement by written notice that must be received by Mr. Schutte before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Agreement during the revocation period. Executive acknowledges that he has not been induced to sign this Agreement by any representations of the Company other than those set forth in this Agreement.

13. Enforceability. Executive acknowledges that, if any portion or provision of this Agreement or the Restrictive Covenants (including, without limitation, any portion or provision of any section of those agreements) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder, other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Entire Agreement. This Agreement along with the Restrictive Covenants constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, but not limited to the Employment Agreement.

15. Enforcement.

(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants incorporated in Section 7 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 7, to the extent necessary for the Company to avail itself of the rights and remedies referred to in Section 6.2 of the Employment Agreement) that is not resolved by the Executive and the Company (or its Controlled Affiliates, where applicable) shall be submitted to arbitration in Denver, Colorado in accordance with Colorado law and the procedures of the American Arbitration Association before a single arbitrator. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear one-half of the costs of any arbitration and the Executive, as the other party to the arbitration, shall bear the other half; each party will bear its own attorney’s fees and costs.

16. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of Colorado, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

DCT Industrial Trust Inc.

By:	/s/ Philip L. Hawkins	September 8, 2009
	Philip L. Hawkins	Date
Chief Executive Officer

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ James D. Cochran	September 8, 2009
James D. Cochran	Date

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